UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2018

INVENTRUST PROPERTIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51609	34-2019608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3025 Highland Parkway

Downers Grove, Illinois 60515

(Address of Principal Executive Offices)

(855) 377-0510

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2018, the compensation committee of the board of directors (the “Compensation Committee”) of InvenTrust Properties Corp. (the “Company”) adopted and approved the InvenTrust Properties Corp. Executive Severance and Change of Control Plan (the “Plan”), and designated each of the following officers of the Company (the “Executives”) as participants in the Plan:

Thomas McGuinness, President and Chief Executive Officer

Michael Podboy, Executive Vice President, Chief Financial Officer, Chief Investment Officer and Treasurer

Ivy Greaner, Executive Vice President and Chief Operating Officer

In connection with the adoption of the Plan, the Company entered into a letter agreement with each of the Executives with respect to their participation in the Plan. Pursuant to the terms of the letter agreements with Messrs. McGuiness and Podboy, the employment agreements previously in effect with respect to Messrs. McGuiness and Podboy were terminated.

Under the Plan, in the event a participant’s employment with the Company is terminated by the Company without “cause” (other than by reason of death or disability) or by the participant for “good reason” (each, as defined in the Plan), the participant will be entitled to receive the following:

•	A severance payment in an amount equal to a multiple of the participant’s annual base salary and target cash bonus, payable in equal installments over a period of 12 months commencing within 60 days following the participant’s termination date (except as described below); and

•	payment or reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for the participant and his or her dependents for up to 18 months after the termination date.

The cash severance multiple for each Executive for both non-change of control and change of control termination scenarios is as follows: Mr. McGuinness – 2x (non-change of control) and 3x (change of control); Mr. Podboy and Ms. Greaner – 1.5x (non-change of control) and 2.5x (change of control). The change of control severance multiple will apply in the event of a qualifying termination of employment that occurs on the date of, or during the 24 month period following, a “change of control” (as defined in the Plan). Cash severance payable in the event of a qualifying change of control termination will be made in a single lump sum payment within 60 days following the participant’s termination date (rather than installments over 12 months). A participant’s right to receive the severance or other benefits described above will be subject to the participant signing, delivering and not revoking a general release agreement in a form generally used by the Company.

The Plan also provides that in the event of a change of control or certain specified events resulting in a listing of the Company’s shares on a national securities exchange (including an initial public offering), a participant will be eligible to receive a pro-rated portion of the participant’s target annual bonus for the year in which such event occurs.

The Plan further provides that, to the extent that any payment or benefit received by a participant in connection with a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.

Each letter agreement entered into with the Executives contains a confidentiality covenant by the Executive that extends indefinitely, a noncompetition covenant that extends during the Executive’s employment and for a period of one year following a termination of the Executive’s employment, and an employee and independent contractor nonsolicitation covenant that extends during the Executive’s employment and for a period of three years following a termination of the Executive’s employment. Each letter agreement also includes a mutual non-disparagement covenant by the Executive and the Company.

The Company may amend or terminate the Plan at any time and for any reason, provided that a participant’s right to receive payments and benefits under the Plan may not, without the participant’s written consent, be adversely affected by an amendment or termination of the Plan made within 12 months prior to the participant’s termination of employment or within 12 months before and after a change of control. The Company is required to provide notice to participants within 15 days of any amendment or termination of the Plan.

The foregoing description of the Plan and the letter agreements with the Executives is not complete and is subject to and qualified in its entirety by the terms of the Plan, a copy of which is attached as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	InvenTrust Properties Corp. Executive Severance and Change of Control Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENTRUST PROPERTIES CORP.

Date: July 13, 2018	By:	/s/ Thomas P. McGuinness
	Name:	Thomas P. McGuinness
	Title:	President and Chief Executive Officer